Exhibit 10.4

Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission. Confidential portions are marked [**].

Research & Development Agreement

This Research & Development Agreement (in the following referred to as this “Agreement” or this “R&D Agreement”) is made and entered

by and between	OrthoCyte Corporation,
a California corporation and an Affiliate
of BioTime, Inc. (“BioTime”),
1301 Harbor Bay Parkway
Alameda, CA 94502 USA

(in the following referred to as “OrthoCyte”)

and	Heraeus Medical GmbH
Philip-Reis-Str. 8/13
61273 Wehrheim, Germany

(in the following referred to as “Heraeus”)

OrthoCyte and Heraeus may in the following be referred to individually as a “Party” and collectively as the “Parties”.

WHEREAS	OrthoCyte owns, or has licensed rights to, and possesses two therapeutic development platforms. The first one being a comprehensive portfolio of embryonic stem cells and clonal progenitor stem cells of primate origin, as well as related know-how and technological expertise to propagate and differentiate these cells. More specifically, the first platform comprises osteochondro progenitor cell lines named PureStem® and related know-how and technological expertise to ensure the isolation and selection of clonal cells with high purity and optimised potency, including methods to ensure scalability of culturing and identification by comprehensive microarrays. The second platform technology is a scaffold technology for cell delivery, named HyStem®. Both technologies are patent protected and OrthoCyte owns or has licensed rights to the corresponding rights to these technologies, in particular Intellectual Property Rights and related trade secret technical information; these rights comprise in particular the selection of cell lines, manufacturing (culturing and differentiation of these cell lines), their combination with an appropriate scaffold and the use of this technology (application in medical indication).

WHEREAS	Heraeus has experience in the field of bone cement and biomaterials, as medical implants for elective orthopaedic and trauma surgery, and possesses detailed market knowledge and data with regard to musculoskeletal indications and owns and/or licenses from a Third Party rights to certain scaffold technologies;

WHEREAS	the Parties wish to carry out a research and development project “R&D of a Bioactive Bone Grafting Product” (as further described in the Project Plan attached hereto as Exhibit A (the “Project”);

WHEREAS	OrthoCyte shall manufacture the Product (as defined below) for Heraeus, but is willing to grant Heraeus a license to establish a second manufacturing source and to manufacture and/or have manufactured and market or have marketed the Product the Product (the “Second Source”). For this purpose the Parties intend to sign a separate License Agreement as set out in Exhibit B. A manufacturing and supply agreement pursuant to which OrthoCyte will manufacture and supply Heraeus with Product shall be negotiated and concluded before Launch of the Product; the manufacturing and supply agreement will include terms and conditions for the establishment and availability of the Second Source.

NOW THEREFORE in consideration of the foregoing the Parties mutually agree to the following:

1.	Definitions.

The following words and phrases when used in this Agreement shall for the purposes hereof have the meaning specified below, applicable both in singular and plural forms:

1.1	"Affiliates” shall mean, with respect to a Party, any corporation, company, partnership or other entity, which controls, is controlled by, or is under common control with a Party. For such purpose the term “control” shall mean the ownership, direct or indirect control of at least fifty percent (50%) of the voting stock of the other entity.

1.2
“Background Rights” shall mean any and all Intellectual Property Rights and all substances and/or biological material and any rights therein or thereto (e.g. licenses) belonging to a Party and/or its Affiliates (irrespectively whether or not protectable under state, federal or foreign intellectual property laws), which is developed or acquired by such Party and/or its Affiliates prior to the Effective Date, or developed or acquired by such Party and/or its Affiliates independently from performance of this Agreement regardless whether developed or acquired either before or after the Effective Date and that are necessary or useful for the development of the Product. OrthoCyte Background Rights include OrthoCyte Materials and OrthoCyte Technology. Heraeus Backgrounds Rights include the Heraeus Materials and the Heraeus Technology.

1.3	“OrthoCyte Materials” shall be osteochondro progenitor PureStem® Cell Lines (or Stem Cell Derivatives) as well as the HyStem® Delivery System.

1.4	“OrthoCyte Technology” shall be the technology, including the HyStem® Delivery System, to select, expand, manufacture, combine and use the OrthoCyte Materials, as covered by the Intellectual Property Rights owned by OrthoCyte or BioTime or licensed in from a Third Party, including the University of Utah Research Foundation. The OrthoCyte Technology includes the patent applications and patents identified and listed in Exhibit C.

1.5	“Confidential Information” shall mean any and all data, material and/or information related to: (i) the terms of this Agreement including all Annexes etc., (ii) information made available by one Party ("Disclosing Party") to the other Party (“Receiving Party”) in tangible such as writing or other form including electronic, visual, oral or graphic form or as samples (including but not limited to a Party’s Background Rights and Intellectual Property Rights, any technical information, research-, products-, personnel-, marketing-, strategic information or other information), (iii) any data, material and information developed during the term of this Agreement, and (iv) any compound(s) and/or material(s) provided by one Party to the other pursuant to this Agreement, whether prior to or after the Effective Date and whether it is labelled "confidential" or not, in the course of the Parties' evaluation, negotiation of or performance under or in connection with this Agreement. There is no requirement to mark data, material and/or information as “Confidential” when exchanged between Parties, but this is a recommended best practice.

1.6	"Effective Date" shall mean the date of the last signature of the Parties to this Agreement.

1.7	"Field of Use" shall be bone grafting for the indications osteoskeleton diseases and injuries, thereby excluding dental and maxillofacial indications.

1.8	"Final Report" shall have the meaning as set out in Exhibit E.

1.9	“Heraeus Materials” shall be the Heraeus Scaffold and all market related research and data related to the Field of Use owned by Heraeus.

1.10	“Heraeus Scaffold” means the scaffold that is provided by Heraeus to OrthoCyte for use in the performance of the Project, and owned by Heraeus and/or licensed from a Third Party.

1.11	“Heraeus Technology” shall be the technology relating to the Heraeus Scaffold, as covered by the Intellectual Property Rights owned by Heraeus or licensed in from a Third Party.

1.12	“HyStem Delivery System” means the proprietary scaffold technology for delivery of bioactives, including, without limitation, small molecules, proteins, cells fractions or derivatives thereof, as covered by the Intellectual Property Rights owned by OrthoCyte or BioTime, or licensed in from a Third Party, including the University of Utah Research Foundation.

1.13	“Intellectual Property Rights” shall mean the rights and interests in and to any and all issued patents and pending patent applications, know-how, trade secrets, utility certificates, utility models, registered design, trademarks, copyrights (including inventor’s certificates), in any country or jurisdiction, including but not limited to, any and all provisionals, non-provisionals, substitutions, continuations, continuations-in-part, divisionals and other continuing applications, supplementary protection certificates, renewals, and all letters patent on any of the foregoing, and any and all reissues, re-examinations, extensions, confirmations, registrations and patents of addition of any of the foregoing.

1.14	“Launch” shall mean the first commercial sale of the Product to Third Parties.

1.15	“Product” shall mean a cell therapy bone grafting product consisting of a select osteochondroprogenitor PureStem Cell Line (or Stem Cell Derivative) contained in a scaffold; such scaffold being Heraeus Material or OrthoCyte Material, and developed according to the Project Plan.

1.16	“PureStem Cell Line” means OrthoCyte’s (including its affiliate BioTime) comprehensive portfolio of embryonic stem cells and clonal progenitor stem cells of primate origin, as well as related know-how and technological expertise to propagate and differentiate such cells.

1.17	“Stem Cell Derivative” shall mean any of the following derived from a PureStem Cell Line: a select non-viable osteochondroprogenitor PureStem Cell Line, or fraction thereof such as, fractionate, extract, secretion products; lyophilized, concentrated, reconstituted or diluted in appropriate solvent if necessary.

1.18	"Results" shall mean all data, information, findings, know-how, substances and biological material, inventions, improvements and/or discoveries (irrespectively whether or not protectable under state, federal or foreign intellectual property laws), resulting from and made by or for OrthoCyte and/or OrthoCyte’s Affiliates by carrying out the Project.

1.19	“Third Party” shall mean any party other than OrthoCyte and Heraeus or their respective Affiliates.

1.20	“University of Utah Patent Rights” means the patent applications and patents identified and listed in Exhibit F attached to this Agreement.

2.	Conduct of the Project.

2.1	OrthoCyte agrees to conduct the Project at least with the degree of care customary within the biotech industry with regard to similar research and development projects, by qualified personnel, in accordance with the state of the art known to OrthoCyte and in accordance with the timeframe and the workscope as described in detail in the Project Plan (Exhibit A). Heraeus shall dedicate such personnel to the performance of the Project as Heraeus and OrthoCyte reasonably mutually agree is necessary.

2.2	To the extent required to conduct the Project, the Parties grant each other and their Affiliates a non-exclusive, non-transferable, non-assignable, free of charge and non-sublicensable right to use each other’s Background Rights in the Field of Use for the sole purpose of conducting the Project for the term of this Agreement, only.

2.3	The Parties acknowledge and agree that the Project is experimental in nature and that the Product may have unforeseeable properties. Therefore, neither Party warrants or represents, express or implied, that a particular result will be obtained by conducting the Project, or for the merchantability or the fitness of the Product for a particular purpose or capability or safety or harmlessness to health, or that the use of the Background Rights, the Results or the Product will not infringe any Third Party’s patent or other proprietary rights. Unless otherwise expressly stated otherwise in this Agreement, neither Party makes any warranty of any kind with respect to the Background Rights, the Results and the Product and disclaims any liability thereto. Payment of the fee (see section 3) is conditioned upon reaching the Milestones as set out in the Project Plan (Exhibit A).

2.4	Any change in the Project requires prior agreement in writing by both Parties. If one Party wishes to modify and/or change the Project, the respective Party will notify the other in writing. The Parties shall then mutually negotiate in good faith and in a reasonable manner to reach agreement as to any such modification and/or change, but shall not be obligated to reach any such agreement.

2.5	It is the understanding of the Parties, however, that the timeframe of the Project and the timeframes for the Milestones, which is set forth in the Project Plan, should be regarded as guidelines. In the event that OrthoCyte becomes aware of circumstances, which might cause a delay in conducting the Project within the timeframe described in the Project Plan and/or that any of the Milestones might not be met within the respective timeframes described in the Project Plan, OrthoCyte shall inform Heraeus promptly in writing and the Parties agree to mutually discuss the further development undertaking and adjust the timeframes of the Milestones respectively. In no event shall OrthoCyte be responsible for any damages arising out of or in connection with a delay in conducting the Project and/or meeting a Milestone or shall be obliged to refund any received fee under this Agreement, unless caused by OrthoCyte’s gross negligence or willful misconduct.

2.6	Except to the extent prohibited by law and unless expressly stated otherwise in this Agreement, OrthoCyte assumes responsibility for its conducting of the Project and liability for damages which may arise from its and/or its employees’ conducting of the Project, cf. however, with respect to indemnification and payment of damages, section 9 below.

2.7	Any work under the Project will be managed by a Joint Development Committee (“JDC”), comprising of two (2) representatives each from OrthoCyte and Heraeus. The JDC will meet (by telephone, video conference or in person) regularly, and at least quarterly during the performance of the Project, to discuss progress against the Project Plan. All major decisions regarding direction of the Project shall be decided by the JDC. In the event that the representatives of OrthoCyte and Heraeus are unable to come to agreement on such a decision, the representatives of Heraeus shall have final decision-making power. The Parties will correspond and/or meet on a regular basis in order to coordinate and discuss the progress of the Project.

2.8	The cooperation between the Parties regarding the Project shall be exclusive regarding the Field of Use.

2.9	OrthoCyte shall be allowed to use subcontractors for the conduct of this Project only with prior written consent of Heraeus which shall not unreasonably be withheld. OrthoCyte shall be liable for its subcontractors.

2.10	Heraeus relies on OrthoCyte’s knowledge of the OrthoCyte Materials and OrthoCyte Technology and cannot assess whether the list of patents provided in Exhibit A is exhaustive or whether other Intellectual Property Rights exist that are relevant for the conduct of this Project or the later use, manufacturing or marketing of the Product.

OrthoCyte guarantees and warrants that it either owns itself or licenses in from its Affiliate BioTime or from the University of Utah all rights relating to the use or  manufacturing of the HyStem Delivery System, and that it is therefore fully entitled to use the HyStem Delivery System for third party research and development purposes. OrthoCyte further guarantees and warrants that it is legally entitled to conduct the Project as defined in the Project Plan using the HyStem Delivery System and that this use of the HyStem Delivery System until Launch will cause no further cost to Heraeus.

OrthoCyte further warrants and guarantees that, besides the University of Utah Patent Rights listed in Exhibit F, it either owns itself all Intellectual Property Rights, which relate to the OrthoCyte Materials and OrthoCyte Technology and which are needed for the conduct of the Project and execution of this R&D Agreement as well as the later commercialization and marketing of the Product, or, if such Intellectual Property Rights are owned by OrthoCyte’s Affiliates or Third Parties, that it owns a license to these Intellectual Property Rights with the right to sublicense, and that this license entitles OrthoCyte to grant Heraeus in the Field of Use the same rights to these Third Party’s Intellectual Property Rights as OrthoCyte grants for its own Intellectual Property Rights under this R&D Agreement and the License Agreement, and at no further cost for Heraeus.OrthoCyte further agrees to grant Heraeus a license to such Third Party’s Intellectual Property Rights which is substantially the same as the license granted to its own or its Affiliates’ Intellectual Property Rights under this R&D Agreement and the License Agreement.

Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission. Confidential portions are marked [**].

3.	Financial Contribution for R&D and delivery.

3.1	For covering the costs for the R&D performance (i.e., execution of the Project) and delivery of the Product until the Product Launch, Heraeus agrees to pay to OrthoCyte in total fees payable as follows:

3.1.1	an “Upfront Payment” in the amount of [**] US$ upon the Effective Date and
3.1.2	a per milestone “Remuneration” for the R & D works performed in accordance with Project Plan and the delivery of Products as follows:
•	[**] US$ payable upon finalising the 1st Milestone (“POC small animal data”) as described in the respective Project Plan attached hereto as Exhibit A.
•	[**] US$ is payable upon finalising the 2nd Milestone (“Setting up Definitive Development Plan”) as described in the respective Project Plan attached hereto as Exhibit A.
•	[**] US$ payable upon finalising the 3rd Milestone (“Filing the IND application”) as described in the respective Project Plan attached hereto as Exhibit A.
•	Should the Parties decide that OrthoCyte shall be responsible for the clinical trials, an additional fourth instalment will be paid for their conduct, the amount of which will be agreed upon IND approval.
•	In addition, OrthoCyte shall support Heraeus in the regulatory approval process, which shall be remunerated at their standard hourly FTE rates.
3.1.3	In addition to the Upfront Payment and Milestone Remunerations set forth in 3.1.1 and 3.1.2, Heraeus shall pay to OrthoCyte OrthoCyte’s costs and expenses incurred by OrthoCyte in performance of the Project (the “Development Costs”). OrthoCyte shall submit quarterly, verifiable invoices to Heraeus, which specify the Development Costs incurred by OrthoCyte and Heraeus shall pay to OrthoCyte the invoiced Development Costs within [**] days of receipt of each invoice. OrthoCyte agrees to provide Heraeus with a detailed cost break down for Heraeus’ approval prior to each Work Package/Milestone set out in the Project Plan, Annex A. The parties currently estimate that the first work-package’s Development Costs (for preparation and commitment) will amount to [**] US$.

3.2	All payments are exclusive of any indirect taxes, duties or bank charges, which shall be borne by Heraeus. If applicable, indirect taxes will be charged in addition. If OrthoCyte does not charge indirect taxes and it is subsequently found that indirect taxes are chargeable on such provision, Heraeus agrees to pay such indirect taxes (exclusive of interests and penalties) on receipt of a valid invoice for indirect tax purposes and a copy of the ruling from the relevant tax authority or a reasonable legal opinion indicating the amount and the rationale for such indirect tax burden.

3.3	Unless stated otherwise, any payment is due within [**] days upon the receipt of the respective invoice made by OrthoCyte.

3.4	Paid fees are only refundable in case of a termination for cause by Heraeus. In such case, OrthoCyte shall be entitled to a pro-rata remuneration, taking account of the percentage of works already performed for the respective Milestone.

4.	Background Rights.

4.1
Unless otherwise agreed by the Parties as set forth in the License Agreement (Exhibit B), all Background Rights of a Party shall remain the sole property of this Party, no right or license to any such Background Rights shall be created, by virtue of the Project or of this Agreement, to the other Party. Background Rights of a Party shall not be used by the other Party or its Affiliates for any other purposes than carrying out the Project, or be transferred by the other Party to a Third Party without the express prior written consent of the supplying Party.

4.2	OrthoCyte will promptly provide Heraeus with the search results in its possession at the Effective Date and at any subsequent date at which it becomes aware of further or additional Third Party’s rights of potential relevance concerning OrthoCyte’s Technology, always provided that Heraeus’ taking notice of any of the foregoing shall not release OrthoCyte from any liability for infringement of such Third Party rights in accordance with the Agreement.

5.	Ownership of Results

5.1	OrthoCyte agrees to keep Heraeus informed of the progress of the Project and the Product and the Results obtained on a monthly basis.

5.2	All right, title and interest in the Results made by OrthoCyte, both within and outside the Field of Use, shall remain with OrthoCyte, subject to the following:

5.2.1	Results, including with respect to the Product, that directly relate to the OrthoCyte Materials and/or the OrthoCyte Technology, or that incorporate into or embody OrthoCyte Materials and/or the OrthoCyte Technology in the Product, shall be owned by OrthoCyte, both within and outside the Field of Use; provided, however, that OrthoCyte’s ownership rights of such Results are and shall be subject to (i) Section 6.1 of this Agreement, (ii) the exclusive rights of Heraeus to use the OrthoCyte Materials and the OrthoCyte Technology (including the OrthoCyte Patent Rights) and the OrthoCyte Background Rights as provided in the License Agreement, and (iii) ownership by Heraeus of any Results (including any new Intellectual Property Rights related thereto but excluding any Third Party Intellectual Property Rights relating thereto) that are incorporated into the Product, or that relate to the interactions of the scaffold, including to the PureStem Cell Lines, to the PureStem Cell Lines, to the Product characteristics or functions, or to the manufacturing of the Product.

5.2.2	Results, including with respect to the Product, that directly relate to the Heraeus Materials and/or the Heraeus Technology, or that incorporate into or embody Heraeus Materials and/or the Heraeus Technology in the Product, shall be owned by Heraeus, both within and outside the Field of Use; provided, however, that Heraeus’ ownership of such Results are and shall be subject to the rights of OrthoCyte to use the Heraeus Materials and the Heraeus Technology outside the Field of Use as provided in the License Agreement

Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission. Confidential portions are marked [**].

5.3	OrthoCyte herewith assigns to Heraeus all Results, which are created under this Project and which, according to Sections 5.2.1 (iii) and 5.2.2, shall be owned by Heraeus. To enable Heraeus to obtain legal protection of these Results, OrthoCyte shall reasonably assist Heraeus and shall provide Heraeus with all required information and make the required declarations in due form and time.

Each Party shall seek and maintain in its own name relevant legal protection, or jointly if appropriate, in particular patent protection, for the Results owned by it, at least in the countries listed in Exhibit C.

6.	Exploitation of the Product, Required License and Manufacturing.

6.1	The Parties agree that Heraeus shall be entitled to commercially use and exploit the Product in the Field of Use, thereby using the Results and Background Rights owned by OrthoCyte. Further details, including OrthoCyte retained rights and OrthoCyte’s right to exploit the Results outside the Field of Use are set forth in the License Agreement set out in Exhibit B. The License Agreement shall be signed together with this Agreement. The Parties understand and agree that, depending on the nature of and specifications for the Product to be Launched, a sublicense of the University of Utah Patent Rights from OrthoCyte to Heraeus may be required for the later commercialisation of the Product, but not for the current research and development phase, as defined in the Project Plan.

6.2	Manufacturing of the Product will be done by OrthoCyte. The Parties will negotiate and conclude a supplier agreement/toll manufacturing agreement before the marketing authorisations are obtained.

6.3	In addition, OrthoCyte agrees to assist Heraeus, if so requested by Heraeus, to establish a Second Source and to assist, in the technology transfer regarding the manufacturing process and know-how to a Third Party, if Heraeus decides to have the Product manufactured and delivered by said Third Party. This assistance comprises, inter alia, suitable support and training of that Third Party by qualified personnel of OrthoCyte, to the extent necessary, to ensure the know-how transfer, such training to be remunerated at hourly rates agreed by the Parties. The Parties will negotiate in good faith to enter into a manufacturing and supply agreement pursuant to which OrthoCyte will manufacture and supply Heraeus with Product and cooperate with Heraeus for the establishment and availability of the Second Source.

6.4	During the development phase set out in the Project Plan (i.e. until finalising the market authorisation process), OrthoCyte will provide to Heraeus the Product [**].

7.	Confidentiality.

7.1	In respect of the Confidential Information received from the Disclosing Party or its Affiliates under this Agreement, the Receiving Party agrees to undertake and bind itself:

7.1.1	To keep the Confidential Information received from the Disclosing Party or its Affiliates strictly confidential and secret and not in any way or at any time to make any use thereof except for conducting the Project.

7.1.2	Not to disclose any Confidential Information received from the Disclosing Party or its Affiliates to any Third Party without the prior written consent from the Disclosing Party.

7.1.3	To take all reasonable measures to ensure that the Confidential Information received from the Disclosing Party or its Affiliates is not inadvertently disclosed in violation of this Agreement.

7.1.4	At no time without the express written consent of the Disclosing Party to derive directly or indirectly from the possession of the Confidential Information received from the Disclosing Party or its Affiliates any rights, grant of licence, title or interest therein contrary to the terms and conditions of this agreement, nor contrary to the terms and conditions of this agreement to claim any rights to disclose or use for its own benefit such Confidential Information.

7.1.5	Not without prior written consent of the Disclosing Party to copy, reproduce, distribute or disclose the Confidential Information received from the Disclosing Party or its Affiliates to any person other than those Employees who are directly and necessarily involved in the conduct of the Project, and in such instance, only on a “need to know” basis. In addition, such Employees need to be made aware of the confidential nature of the information and need to be contractually obligated to observe non-use and secrecy obligations which are at least as strict as the once set forth hereunder. Irrespective of this, The Receiving Party shall be liable for its Employees.

7.1.6	Without prejudice to its obligations pursuant to this Agreement, at the request of the Disclosing Party, immediately return or destroy all Confidential Information received from the Disclosing Party or its Affiliates. Each Party shall ensure that it has retained no copy of any Confidential Information other than one archival copy to be retained in its confidential files solely for the purpose of monitoring compliance with this Agreement.

7.2	The Parties’ obligations from the above stipulated under section 7.1. do not apply to the following:

7.2.1	Confidential Information received from the Disclosing Party or its Affiliates, which at the time of the disclosure is in the public domain as evidenced by the Receiving Party in writing.

7.2.2	Confidential Information received from the Disclosing Party or its Affiliates, which after disclosure is published or otherwise becomes part of the public domain through no fault or breach of this Agreement by the Receiving Party as evidenced by the Receiving Party in writing.

Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission. Confidential portions are marked [**].

7.2.3	Confidential Information received from the Disclosing Party or its Affiliates, which the Receiving Party can establish by competent proof in writing was in his possession at the time of disclosure by the Disclosing Party and was not acquired directly or indirectly from the Disclosing Party.

7.2.4	Confidential Information received from the Disclosing Party or its Affiliates which is received after the time of disclosure from a Third Party who did not acquire such Confidential Information directly or indirectly from the Disclosing Party under obligations of confidentiality and who is in lawful possession of such Confidential Information as evidenced by the Receiving Party in writing.

7.2.5	Confidential Information received from the Disclosing Party or its Affiliates, which by documentary proof has been independently developed by employees, agents, consultants or other representatives of the Receiving Party without the use of Confidential Information received from the Disclosing Party.

7.2.6	Confidential Information received from the Disclosing Party or its Affiliates which is required to be disclosed by law or any regulatory or government authority, however, if a Party thus becomes legally required to disclose Confidential Information, received from the Disclosing Party or its Affiliates, the Receiving Party shall provide the Disclosing Party with prompt advance notice and in order to afford the Disclosing Party to seek confidential treatment thereof or other appropriate remedy.

7.3	The Parties agree and acknowledge that the Project, including the exchange of Confidential Information, does not imply any transfer of title and/or ownership to Confidential Information or the creation of any intellectual property rights, and thus title and ownership to Confidential Information shall remain vested at all times in the Disclosing Party.

7.4	The Confidential Information is made available without any warranties with respect to the accuracy and usefulness of the Confidential Information and the Disclosing Party shall never be liable for any damage or loss, which the other Party’s use of the Confidential Information might incur.

7.5	The confidentiality obligations set forth in this section 7 set forth above shall survive the termination or expiry of this Agreement for a period of [**] years.

7.6	No disclosure of proprietary, non-public technical information concerning the Project (such as details of technology and research and development plans),and technical details of the Product and the Results is permitted without prior written consent of the other Party, unless (i) in order to obtain patent or other proprietary protection for the Results or the Product (ii) in order to obtain regulatory approval or to conduct clinical studies for the commercialization of any Results or the Product, or (iii) as Heraeus may reasonably deem necessary for marketing the Results or Product. The Parties shall agree on a form of initial press release that may be used by either Party on an ongoing basis to describe this Agreement, the Project and the intended Product. Each Party shall provide the other Party with reasonable advance written notice of any other press release or other public disclosure of this Agreement or the Results; provided, that the Parties acknowledge that OrthoCyte or its parent BioTime, Inc. may be required to make immediate or prompt disclosure of the occurrence of material events concerning the Project, the Results or the Product, such as (by way of example only) an action, order, or determination by the FDA or other regulatory agency or authority. OrthoCyte and its parent BioTime, Inc. may summarize this Agreement, excluding confidential portions, and describe the Project, Products and Results (other than proprietary, non-public technical information and details of research and development plans) in any registration statement, prospectus, or report filed with the Securities and Exchange Commission (“SEC”) or any other securities regulatory agency or authority. If OrthoCyte or its parent BioTime, Inc. determines that it is required to file a copy of this Agreement or any portion of this Agreement with the SEC or any other securities regulatory agency or authority, the Parties shall confer and determine which portions, if any, of this Agreement should be subject to an application requesting confidential treatment, and OrthoCyte or BioTime shall file this Agreement or any relevant portion subject to such application in accordance with the applicable rules and regulations of the SEC or such other agency or authority; provided, that any portion of this Agreement that is initially redacted from such filing under such application may be filed in its entirety and otherwise disclosed in a registration statement, prospectus, or report if so required by the SEC or other agency or authority. This Agreement may be disclosed by a Party under a confidentiality agreement, without the prior consent of the other Party, to any actual or prospective investor, lender, underwriter, or acquirer of the Party or any parent or subsidiary of the Party, or any actual or potential acquirer of the portion of the business to which this Agreement relates. Additionally, the text of any press release, shareholders’ report or other communication to be published or disclosed in any way by or on behalf of OrthoCyte or its parent BioTime, Inc. by or in the media concerning Heraeus, the subject matter of this Agreement or concerning this Agreement itself, other than as required by law or by any regulatory or government authority or the rules of the SEC or any other regulatory agency or authority, or any securities exchange, shall be submitted to Heraeus at least five (5) business days in advance of publication or disclosure for approval. Such approval not to be unreasonably withheld; provided, that disclosure that repeats or restates prior public disclosure permitted by this Agreement need not be submitted to Heraeus for approval.

Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission. Confidential portions are marked [**].

With respect to publications, the Parties recognize that a Party may have an interest in publishing certain of the Results to obtain recognition within the scientific community and to advance the state of scientific knowledge.  Each Party also recognizes the mutual interest in obtaining valid patent protection and maintaining as confidential any nonpatentable materials or methods which would have commercial value when undisclosed.  Consequently, either Party, its employees or consultants wishing to make a publication (including any oral disclosure made without obligation of confidentiality) relating to any Results (the Publishing Party) shall transmit to the other Party (the Reviewing Party) a copy of the proposed written publication at least sixty (60) days prior to submission for publication, or an outline of such oral disclosure at least thirty (30) days prior to presentation.  The Reviewing Party shall have the right (a) to propose modifications to the publication for patent or other reasons, in particular to protect its know-how; and/or (b) to request a delay in publication in order to protect patentable information.  If the Reviewing Party requests such a delay, the Publishing Party shall delay submission or presentation of the publication for a period of thirty (30) days to enable patent applications protecting each Party’s rights in such information to be prepared and filed. Upon the expiration of sixty (60) days or thirty (30) days from transmission to the Reviewing Party, the Publishing Party shall be free to proceed with the written publication or the presentation, respectively, unless the Reviewing Party has requested the delay described above. OrthoCyte and Heraeus agree to recognize each other in any publications arising out of the Project, as appropriate.

7.7	Notwithstanding anything to the contrary in this Agreement, including without limitation in this Section 7, the Parties agree not to disclose the economic terms of this Agreement to any Third Party without the prior written consent of the other Party except (a) as required by applicable securities laws or the requirements of any applicable stock exchange, including, without limitation, requirements to file a copy of this Agreement (redacted to the extent reasonably permitted by applicable law); (b) in confidence, to legal counsel; (c) in confidence, to accountants, banks, and financing sources and their advisors; and (d) to the extent necessary to enforce this Agreement or any rights or obligations hereunder.

8.	Term and Duration.

8.1	This R&D Agreement shall commence on the Effective Date and shall be effective until completion and payment of the last Milestone of the Project Plan, Exhibit A.

8.2	A Party may only terminate this R&D Agreement with immediate effect by giving written notice to the other Party, if the other Party fails to remedy its material breach of this Agreement within [**] days upon receipt of a written notice requiring the other Party to remedy the breach.

It is the understanding of the Parties that the performance of the Project is subject to biological systems with all their imponderable risks and, thus, the failure to obtain a particular result by conducting the Project, or the failure to meet the timeframes described in the Project Plan, or the Product being not merchantable or fit for a particular purpose or capability or not safe or harmless to health, or the infringement of Third Party’s patent or other proprietary rights by using the Background Rights, the Results or the Product shall not be regarded as material breach of this Agreement by OrthoCyte or by Heraeus. It is being understood and agreed, however, that Heraeus shall nonetheless be entitled to terminate this Agreement for cause and with immediate effect, if the Product is being not merchantable or fit for use in the Field of Use, or if a respective milestone definitely cannot be fulfilled in the view of OrthoCyte according to the description in the Project Plan (Exhibit A), or in the case of infringement of Third Party’s patent or other proprietary rights by using the Background Rights.

Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission. Confidential portions are marked [**].

8.3	In addition, Heraeus may terminate this R&D Agreement to the end of a Milestone by giving written notice to OrthoCyte up to [**] days upon finalization of each Milestone and payment of the respective Milestone instalment (c.f. section 3.1.2). Fees paid already to OrthoCyte or due to OrthoCyte according to the payment schedule agreed until the date of effectiveness of such termination shall not be refunded by OrthoCyte to Heraeus.

8.4	The obligations set forth in section 5 and 7 shall survive termination or expiration of this R&D Agreement.

8.5	Expiration or termination of this R&D Agreement shall not affect the License Agreement, unless this R&D Agreement is terminated prior to completion of the Project and Product Launch, in which case the License Agreement shall terminate with the termination of this R&D Agreement.

8.6	In the event Heraeus elects to terminate this Agreement at any time prior to Product Launch, OrthoCyte shall have the right to proceed with the Project, including development of the Product and commercialization of the Product in the Field of Use. Heraeus will cooperate with OrthoCyte to grant OrthoCyte a license at marketable terms or transfer to OrthoCyte rights and materials, including all Intellectual Property Rights, useful or necessary for OrthoCyte to proceed with completion of the Project and commercialization of the Product. OrthoCyte shall be provided with a [**] day right of first refusal to enter into one or more definitive agreements with Heraeus to effect the above mentioned license or transfer and assignment. Heraeus agrees to engage in good faith negotiations to come to agreement with OrthoCyte on commercially reasonable terms.

9.	Liability

Unless stated otherwise in this Agreement, the Parties agree to indemnify and pay damages in accordance with the applicable law to the other Party in relation to any breach of this R&D Agreement, provided, however, that neither Party shall be liable for any indirect or consequential loss or damage. The liability of OrthoCyte, its employees and agents towards Heraeus for any damages shall be limited to gross negligence and willful misconduct and, for gross negligence the total amount of OrthoCyte’s liability shall be limited to the fee obtained from Heraeus.

10.	Miscellaneous.

10.1	Force Majeure. Neither Party shall be liable for failures or delays in conducting the Project, and neither Party shall be deemed in breach of its obligations, if such failure or delay is due to natural disasters or any causes beyond the reasonable control of the Parties, including any act of God, any civil commotion or strike ("Force Majeure"). In the event of such Force Majeure, the Party affected hereby shall (i) promptly notify the other Party in writing and (ii) use reasonable efforts to cure or overcome the same and resume performance of its obligations hereunder.

Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission. Confidential portions are marked [**].

10.2	Notices. Any notice to be given under this Agreement must be in writing. Such notice shall be made by registered letter, return receipt requested or courier (e.g. FedEx, UPS, Optima etc.), or by email (such email shall be deemed received with confirmed transmission or when delivery confirmed otherwise) to the addresses set out below:

For OrthoCyte:

OrthoCyte Corporation
1301 Harbor Bay Parkway
Alameda, CA 94502

Tel:  510-775-0451
Fax:  510-521-3389
E-mail: fbinette@biotimemail.com

For Heraeus:
[**]………………
………………
………………

Tel: [**]
Fax:[**]
EMail:[**]

10.3	Independent Parties. The Parties’ relationship to each other shall be that of independent contractors and neither Party nor its employees are employees of the other Party. Furthermore, this Agreement shall not make either Party the agent or the legal representative of the other Party. Neither Party is granted any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of the other Party, with regard to any manner or thing whatsoever, unless otherwise specifically agreed upon in writing.

10.4	Assignment and Successors. This Agreement and rights hereunder shall not be assigned or transferred, directly or indirectly, in whole or in part by the Parties without the prior written consent of the other Party. However, should OrthoCyte intend to assign this Agreement to another entity, which acquires all or substantially all of the business or assets of OrthoCyte to which this Agreement pertains, whether by merger, reorganization, acquisition, sale or otherwise, provided that such successor or assignee shall agree in writing to be bound by the terms and conditions of this Agreement prior to assignment, Heraeus agrees to not unduly withhold its consent. In

10.5	case of such assignment to a Third Party, OrthoCyte shall continue to be bound by the confidentiality obligations stipulated in Section 7.

10.6	Integration, Severability. Invalid provisions of this Agreement shall not in any way affect the validity and enforceability of the remaining provisions. The Parties agree to undertake to replace the invalid and enforceable provisions by new provisions, which will approximate as closely as possible the result intended by the Parties. The same shall apply in the case of an omission.

10.7	Amendment; Waiver. This Agreement may be amended, modified, superseded or cancelled, and any of the terms may be waived, only by mutual written agreement by the Parties. The written form requirement may not be amended. The delay or failure of any Party at any time or times to require the performance of any provisions shall in no manner affect the rights at a later time to enforce same.

10.8	Governing law and jurisdiction. The exclusive jurisdiction for any dispute, claim or proceeding between the Parties arising out or in connection with this Agreement shall be the United States District Court for the Southern District of New York or, only if there is no federal subject matter jurisdiction, in any state court of New York sitting in the City and County of New York, and each party hereby submits to the exclusive personal jurisdiction of the foregoing courts.

10.9	Exhibits
All Exhibits attached hereto constitute an integral part of this Agreement.

Exhibit A:	Project Plan and Milestones
Exhibit B:	License Agreement
Exhibit C:	Patent Rights of OrthoCyte (and Biotime)
Exhibit D:	Heraeus Patent Rights
Exhibit E:	Final Report
Exhibit F:	Patent Rights of University of Utah

[The next page is the signature page.]

This Agreement is made in two (2) original copies, one for OrthoCyte and one for Heraeus.

OrthoCyte Corporation

/s/ Michael D. West September 29, 2015
Signature & Date

Heraeus Medical GmbH	Heraeus Medical GmbH

ppa Nicole Petermann	Hergen Haas
Head of Commercial Services	General Counsel Heraeus Group

/s/ Nicole Petermann	/s/ Hergen Haas
Signature & Date	Signature & Date

Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission. Confidential portions are marked [**].

Exhibit A

Project Plan and Milestones

“R&D of a Bioactive Bone Grafting Product”

Milestone Schedule:

Phase	Cost	Process	Deliverables/ Milestones	Timeline
[**]	[**]		[**]	[**]
[**]	[**]	[**]	[**]	[**]
			[**]	[**]
			[**]	[**]

[**]	[**]	[**]	[**]	[**]
			[**]	[**]
			[**]	[**]
			[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]

Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission. Confidential portions are marked [**].

Detailed workplan for phase 1 (Commitment)

Main goals to reach milestone I	Tasks	Forecast time to completion in days	Activities

Co-Development team	[**]	[**]	[**]
	[**]	[**]	[**]
	[**]	[**]	[**]
	[**]	[**]	[**]
TPP draft	[**]	[**]	[**]
	[**]	[**]	[**]
Carrier/Scaffold selection	[**]	[**]	[**]
	[**]	[**]	[**]
	[**]	[**]	[**]
	[**]	[**]	[**]
	[**]	[**]	[**]
Cell line selection	[**]	[**]	[**]
	[**]	[**]	[**]
	[**]	[**]	[**]
	[**]	[**]	[**]
	[**]	[**]	[**]
Combo Proof of concept	[**]	[**]	[**]
	[**]	[**]	[**]
	[**]	[**]	[**]
	[**]	[**]	[**]

Exhibit B

License Agreement

See attached.

Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission. Confidential portions are marked [**].

License Agreement

by and between	OrthoCyte Corporation
a California corporation and an Affiliate
of BioTime, Inc. (“BioTime”),
1301 Harbor Bay Parkway,
Alameda, CA 94502 USA

(in the following referred to as “OrthoCyte”)

and	Heraeus Medical GmbH
Philip-Reis-Str. 8/13
61273 Wehrheim, Germany

(in the following referred to as “Heraeus”)

OrthoCyte and Heraeus may in the following be referred to individually as a “Party” and collectively as the “Parties”.

Preamble

WHEREAS	OrthoCyte owns, or has licensed rights to, and possesses two therapeutic development platforms. The first one being a comprehensive portfolio of embryonic stem cells and clonal progenitor stem cells of primate origin, as well as related know-how and technological expertise to propagate and differentiate these cells. More specifically, the first platform comprises osteochondro progenitor cell lines named PureStem® and related know-how and technological expertise to ensure the isolation and selection of clonal cells with high purity and optimised potency, including methods to ensure scalability of culturing and identification by comprehensive microarrays. The second platform technology is a scaffold technology for cell delivery, named HyStem®. Both technologies are patent protected and OrthoCyte owns, or has licensed rights to, the corresponding rights to these technologies, in particular Intellectual Property Rights and related secret technical information; these rights comprise in particular the selection of cell lines, manufacturing (culturing and differentiation of these cell lines), their combination with an appropriate scaffold and the use of this technology (application in medical indication).

WHEREAS	Heraeus has experience in the field of bone cement and biomaterials, as medical implants for elective orthopaedic and trauma surgery, and possesses detailed market knowledge and data with regard to musculoskeletal indications and owns and/or licenses from a Third Party rights to certain scaffold technologies;

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WHEREAS	Heraeus has experience in the field of bone cement and biomaterials, as medical implants, for elective orthopaedic and trauma surgery;

WHEREAS	The Parties have already entered into a Research & Development Agreement, to which this Agreement is attached as Exhibit B (the R&D Agreement”)

WHEREAS	The Parties enter into this License Agreement, pursuant to which Heraeus shall receive a license under the respective Intellectual Property Rights owned, licensed to and/or otherwise controlled by OrthoCyte to use the OrthoCyte Technology and the BioTime Materials in the Field of Use in the Territory, and OrthoCyte shall receive a license under the respective Intellectual Property Rights owned, licensed to and/or otherwise controlled by Heraeus to use the Heraeus Technology and the Heraeus Materials outside the Field of Use in the Territory, as further specified in this Agreement.

NOW, THEREFORE, in consideration of the foregoing the Parties mutually agree as follows:

1.	Definitions.

The following words and phrases when used in this Agreement shall for the purposes hereof have the meaning specified below, applicable both in singular and plural forms:

1.1	"Affiliates” shall mean, with respect to a Party, any corporation, company, partnership or other entity, which controls, is controlled by, or is under common control with a Party. For such purpose the term “control” shall mean the ownership, direct or indirect control of at least fifty percent (50%) of the voting stock of the other entity.

1.2	“Background Rights” shall mean any and all Intellectual Property Rights and all substances and/or biological material and any rights therein or thereto (e.g. licenses) belonging to a Party and/or its Affiliates (irrespectively whether or not protectable under state, federal or foreign intellectual property laws), which is developed or acquired by such Party and/or its Affiliates prior to the Effective Date, or developed or acquired by such Party and/or its Affiliates independently from performance of this Agreement regardless whether developed or acquired either before or after the Effective Date and that are necessary or useful for a Party to exercise its rights under Section 2.1 or 2.2 of this Agreement, as applicable. OrthoCyte’s Background Rights include the OrthoCyte Technology and the OrthoCyte Materials. Heraeus’ Background Rights include the Heraeus Technology and the Heraeus Materials.

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1.3	“OrthoCyte Materials” shall be PureStem® Cell Lines (or Stem Cell Derivatives) as well as the HyStem® Delivery System.

1.4	“OrthoCyte Property Rights” means OrthoCyte’s personal proprietary rights in the PureStem Cell Lines, including ownership rights and rights in the know-how embodied in the Cell Lines.

1.5	“OrthoCyte Technology” shall be the technology, including the HyStem Delivery System, to select, expand, manufacture, combine and use the OrthoCyte Materials, as covered by the Intellectual Property Rights owned by OrthoCyte or BioTime or licensed in from a Third Party. The OrthoCyte Technology includes the patent applications and patents identified and listed in Exhibit C (the “OrthoCyte Patent Rights”).

1.6	“Confidential Information” shall mean any and all data, material and/or information related to: (i) the terms of this Agreement including all Annexes etc., (ii) information made available by one Party ("Disclosing Party") to the other Party (“Receiving Party”) in tangible such as writing or other form including electronic, visual, oral or graphic form or as samples (including but not limited to Party’s Background Rights and Intellectual Property Rights, any technical information, research-, products-, personnel-, marketing-, strategic information or other information), (iii) any data, material and information developed during the term of this Agreement, and (iv) any compound(s) and/or material(s) provided by one Party to the other pursuant to this Agreement, whether prior to or after the Effective Date and whether it is labelled "confidential" or not, in the course of the Parties' evaluation, negotiation of or performance under or in connection with this Agreement. There is no requirement to mark data, material and/or information as “Confidential” when exchanged between Parties, but this is a recommended best practice.

1.7	"Effective Date" shall mean the date of the last signature of the Parties to this Agreement.

1.8	"Field of Use" shall mean bone grafting for the indications osteoskeleton diseases and injuries, thereby excluding dental and maxillofacial indications.

1.9	“Heraeus Materials” shall be the Heraeus Scaffold and all market related research and data related to the Field of Use owned by Heraeus or licensed in from a third party.

1.10	“Heraeus Scaffold” means the scaffold that is owned by Heraeus or licensed in from a Third Party.

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1.11	“Heraeus Technology” means the technology relating to the Heraeus Scaffold, as covered by the Intellectual Property Rights owned by Heraeus or licensed in from a Third Party. The Heraeus Technology includes the patent applications and patents identified and listed in Exhibit D.

1.12	“HyStem Delivery System” means the proprietary scaffold technology for delivery of bioactives, including, without limitation, small molecules, proteins, cells fractions or derivatives thereof, as covered by the Intellectual Property Rights owned by OrthoCyte or BioTime, or licensed in from a Third Party, including the University of Utah Research Foundation.

1.13	“Intellectual Property Rights” shall mean the rights and interests in and to any and all issued patents and pending patent applications, know-how, trade secrets, utility certificates, utility models, registered design, trademarks, copyrights (including inventor’s certificates), in any country or jurisdiction, including but not limited to, any and all provisionals, non-provisionals, substitutions, continuations, continuations-in-part, divisionals and other continuing applications, supplementary protection certificates, renewals, and all letters patent on any of the foregoing, and any and all reissues, re-examinations, extensions, confirmations, registrations and patents of addition of any of the foregoing.

1.14	“Launch” shall mean the first commercial sale of the Product to Third Parties.

1.15	“Net Sales” shall mean the actual gross amount of invoiced prices for the sale of Products by Heraeus and its Affiliates, or the sale by OrthoCyte and its Affiliates of Products, as applicable, less the following deductions actually taken with respect to such sales: (i) any rebates, quantity, trade and/or cash discounts and other usual and customary discounts to customers actually granted, if any, (ii) compulsory payments and rebates, actually paid or deducted; retroactive price reductions, credits or allowances actually granted upon rejections or returns of Product, including for recalls or damaged goods, (iii) value-added taxes, (iv) costs of packaging, insurance and transportation from the place of manufacture to the customer’s premises including import, export, excise, turnover, custom duties, and (v) sales taxes paid by Heraeus or its Affiliates.

For sales of Product by Heraeus to an Affiliate of Heraeus, or by OrthoCyte to an Affiliate of OrthoCyte, as applicable, the sales prices charged by a Heraeus Affiliate or an OrthoCyte Affiliate in a subsequent sale of Product to the end customer shall be used to determine Net Sales.

1.16	“Product” shall mean the cell therapy bone grafting product consisting of a select osteochondroprogenitor PureStem Cell Line (or Stem Cell Derivative) contained in a scaffold and developed by the Parties under the Research and Development Agreement to which this License Agreement is attached.
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1.17	“PureStem Cell Line” means OrthoCyte’s (including its Affiliate BioTime) comprehensive portfolio of embryonic stem cells and clonal progenitor stem cells of primate origin, as well as related know-how and technological expertise to propagate and differentiate such cells.

1.18	“Stem Cell Derivative” shall mean any of the following derived from a PureStem Cell Line: a select non-viable osteochondroprogenitor PureStem Cell Line, or fraction thereof such as, fractionate, extract, secretion products; lyophilized, concentrated, reconstituted or diluted in appropriate solvent if necessary.

1.19	"Results" shall mean all data, information, findings, know-how, substances and biological material, inventions, improvements and/or discoveries (irrespectively whether or not protectable under state, federal or foreign intellectual property laws), resulting from and made by or for OrthoCyte and/or OrthoCyte’s Affiliates by carrying out the Project (as defined in the R&D Agreement). Results owned by OrthoCyte are referred to as “OrthoCyte Results” and Results owned by Heraeus are referred to as “Heraeus Results.”

1.20	“Third Party” shall mean any party other than OrthoCyte and Heraeus or their respective Affiliates.

1.21	“Territory” shall mean worldwide.

Additional terms may be defined throughout this Agreement.

2	Grant of licenses

2.1	OrthoCyte herewith grants Heraeus a royalty-bearing, exclusive license to use OrthoCyte Background Rights, including, but not limited to the OrthoCyte Materials, the OrthoCyte Property Rights, the OrthoCyte Technology, including without limitation the OrthoCyte Patent Rights, as well as the OrthoCyte Results to research, register or obtain and maintain marketing approval, develop, make, have made, use, market, distribute, import, export, offer to sell, sell and have sold, the Product in the Field of Use in the Territory, with the right to sublicense. The license granted in this section 2.1 also grants to Heraeus the right to use all related documents and data, e.g. the Final Report (as defined in the R&D Agreement), which are established by OrthoCyte or its Affiliates or subcontractors, in as far as such documents and data are useful or necessary for Heraeus to exploit the license rights granted to Heraeus in this Agreement.

2.1.1            Section 2.1 shall not apply to the University of Utah Patent Rights. Should the Product developed be covered by these rights, the Parties will either agree on a sublicense agreement according to which OrthoCyte grants Heraeus a sublicense to its license of the University of Utah Patent Rights, for manufacture, use and sale of the Product or, in its own discretion, Heraeus may negotiate with University of Utah a license to the University of Utah Patent Rights for manufacturing, using and selling the Products in the Field of Use.

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Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission. Confidential portions are marked [**].

2.2	Heraeus herewith grants OrthoCyte a royalty-bearing, exclusive license to use the Heraeus Materials, the Heraeus Technology, including without limitation the Heraeus Patent Rights, and the Heraeus Results, to the extent needed to register or obtain and maintain marketing approval, make, have made, use, market, distribute, import, export, offer to sell, sell and have sold the Product outside the Field of Use in the Territory, with the right to sublicense.

2.3	OrthoCyte reserves all rights to use the following outside the Field of Use: PureStem Cell Lines (and Stem Cell Derivatives), the OrthoCyte Property Rights, the OrthoCyte Technology, including without limitation the OrthoCyte Patent Rights, and the OrthoCyte Results.

2.4	Each Party’s right to grant commercial sublicenses (i.e. excluding licenses for toll-manufacturing and licenses to its affiliates) of its rights under Section 2.1 or 2.2, as applicable, is subject to the following conditions:

The Party granting the sublicense shall give the other Party at least 30 days prior written notice of its intent to sublicense to allow the other Party to comment on the terms and conditions of the proposed sublicense agreement;

the sublicensee shall not have the right to grant further sublicenses;

the sublicense shall not be assignable without prior written approval by Heraeus and OrthoCyte; and

the sublicense shall include fair consideration for the grant of rights under the sublicense.

3	Royalties

3.1	Heraeus shall pay to OrthoCyte a royalty on Net Sales of Product by Heraeus (including sales of Heraeus’ Affiliates to Third Parties as follows:

3.1.1	[**] shall be due for Net Sales up to [**] US$

3.1.2	[**] shall be due for Net Sales between [**] US$

3.1.3	[**] shall be due on Net Sales above [**] US$

3.2	OrthoCyte shall pay to Heraeus a royalty of [**] on Net Sales of Product by OrthoCyte (including sales by OrthoCyte Affiliates to Third Parties) into other fields than the Field of Use.

3.3	In case that Heraeus or OrthoCyte grants commercial sub-licenses to Third Parties (other than for the sole purpose of having such Third Party manufacturing the Product on behalf of a Party or its Affiliates and for further sale by such Party), OrthoCyte and Heraeus agree to each other a total of [**] of all Sublicense Income. "Sublicense Income" means consideration that Heraeus or OrthoCyte, as applicable, receives for the grant of rights to a Third Party sublicensee.

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Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission. Confidential portions are marked [**].

3.4	OrthoCyte shall manufacture the Product for Heraeus. Hereaus shall reimburse OrthoCyte the manufacturing costs occurred in fact (COGS) by OrthoCyte to manufacture the Product, which shall be disclosed to Heraeus in confidence by OrthoCyte. For this purpose the Parties intend to sign a separate manufacturing and supply agreement which shall be negotiated and concluded before Launch of the Product.

3.5	Within [**] days of the end of each calendar year (”Payment Period”), Heraeus shall provide to OrthoCyte a written report describing the Net Sales of Product sold by or on behalf of Heraeus and its Affiliates as well as a report on the proceeds received from its sub-licensees during said calendar year specifying the Net Sales and proceeds. All aforementioned payments shall be made in Euro.

3.6	Heraeus will make all payments due under this Agreement within [**] days of receipt of a corresponding invoice from OrthoCyte. Payments shall be effected to the following account of OrthoCyte:

Beneficiary: OrthoCyte Corporation
[**]

or such other account as OrthoCyte may designate in writing to Heraeus from time to time.

3.7	Possible turnover taxes and indirect taxes on any fees, milestone payments or royalties shall, if they accrue, be added to the respective payments. Any direct taxes, by law at the charge of OrthoCyte, shall be borne by OrthoCyte but may be, if so required by law, withheld and paid by Heraeus on behalf of OrthoCyte. Heraeus shall forward official receipts to OrthoCyte for such withholding taxes paid. Heraeus and OrthoCyte shall use their best efforts to take advantage of any tax treaties which may be applicable and to minimize any deduction for withholding tax.

3.8	Both Parties shall keep and maintain records of sales of the Product made by or on behalf of them, its Affiliates and sub-licensees, so that the royalties payable and the royalty statements may be verified, including the proceeds shared and the proceeds statement. Such records shall be open to inspection during business hours for a [**] year period after the end of the Payment Period to which such records relate, but in any event not more than once per calendar year, by a nationally recognized independent certified public accountant selected by a Party to whom the other Party has no reasonable objections. Said accountant shall sign a confidentiality agreement prepared by the Party requesting the involvement of the accountant and reasonably acceptable to the other Party and shall then have the right to examine the records kept pursuant to this Agreement and report to both Parties the findings (but not the underlying data) of said examination of records as are necessary to evidence that the records were or were not maintained and used in accordance with this Agreement. A copy of any report shall be provided to both Parties.

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Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission. Confidential portions are marked [**].

If said examination of records reveals any underpayment(s) of the royalty payable, the Party in default shall promptly pay the balance due to the other one, and if the underpayments(s) is/are more than [**], then the defaulting Party shall promptly pay the balance and the expenses of said examination, e.g. the costs for the accountant, to the Party that requested the involvement of the accountant. If said examination of records reveals any overpayment(s) of royalty payable, then the Party requesting the accountant shall credit the amount overpaid against the other Party's future royalty payment(s). In the event the audit reveals an inaccuracy to the disadvantage of the requesting Party of equal to or less than [**] or an overpayment then this Party shall bear the costs of the audit. In the latter case, this Party shall also reimburse the amount overpaid.

4	Confidentiality

4.1	Subject to the terms and conditions of this Agreement, all Information, including concerning the BioTime Technology, the results, the Product, the Licensed Product, a Party’s marketing, technical, product and business affairs and proprietary and trade secrets information and all know-how communicated by a Party or its Affiliates to another Party or its Affiliates, including the existence and terms of this Agreement, shall be deemed Confidential Information as defined in section 1.5. The Receiving Party of Confidential Information may not reveal any such Confidential Information to any Third Party other than its Affiliates or sub-licensees, except with the prior written approval of the Disclosing Party. The Parties undertake to protect the other Party’s Confidential Information against unauthorized access by Third Parties. Affiliates and sub-licensees, which shall be bound by a non-disclosure agreement at least as restrictive than the stipulations in this Agreement.

4.2	In respect of the Confidential Information received from the other Party (Disclosing Party) or its Affiliates under this Agreement, the Receiving Party agrees to undertake and bind itself:

(a)	to keep the Confidential Information received from the Disclosing Party, its Affiliates or sub-licensees strictly confidential and not to disclose it or to make it otherwise available to any Third Party and not in any way or at any time to make any use thereof except according to the performance of this Agreement;

(b)	to take all reasonable measures to ensure that the Confidential Information received from the Disclosing Party, its Affiliates or sub-licensees is not inadvertently disclosed in violation of this Agreement;

(c)	not without prior written consent of the Disclosing Party to copy, reproduce, distribute or disclose the Confidential Information received from the Disclosing Party, its

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Affiliates or sub-licensees to any person other than those employees and directors or employees or directors of its Affiliates who are directly and necessarily involved in the performance of this Agreement and who are contractually or otherwise obligated to keep it confidential, and in such instance, only on a “need to know” basis;

(d)	without prejudice to its obligations pursuant to this Agreement, after termination for whatever reason and at the request of the Disclosing Party, immediately return or destroy all Confidential Information received from the Disclosing Party or its Affiliates. The destruction of the Confidential Information shall be confirmed promptly in writing. Each Party shall ensure that it has retained no copy of any Confidential Information other than one archival copy to be retained in its confidential files solely for the purpose of monitoring compliance with this Agreement.

The obligations to destroy shall not apply to computer records and files, which have been created pursuant to automatic electronic archiving, IT back-up or internal disaster recovery procedures. Such retained Confidential Information shall neither be accessible nor used for any purposes and shall be safeguarded in confidentiality in accordance with the terms of this Confidentiality Agreement until the return or destruction of such Confidential Information.

4.3	The Parties’ obligations from the above stipulated under Article 4.2. do not apply to the following:

(a)	Confidential Information received from the Disclosing Party, its Affiliates or sub-licensees, which at the time of the disclosure is in the public domain as evidenced by the Receiving Party in writing;

(b)	Confidential Information received from the Disclosing Part, its Affiliates or sub-licensees, which at the time of the disclosure is in the public domain as evidenced by the Receiving Party by competent proof;

(c)	Confidential Information received from the Disclosing Party, its Affiliates or sub-licensees, which after disclosure is published or otherwise becomes part of the public domain through no fault or breach of this Agreement by the Receiving Party as evidenced by the Receiving Party by competent proof;

(d)	Confidential Information received from the Disclosing Party, its Affiliates or sub-licensees, which the Receiving Party can establish by competent proof in writing was in his possession at the time of Disclosure by the Disclosing Party and was not acquired directly or indirectly from the Disclosing Party;

(e)	Confidential Information received from the Disclosing Party, its Affiliates or sub-licensees which is received after the time of disclosure from a Third Party who did not acquire such Confidential Information directly or indirectly from the Disclosing Party under obligations of confidentiality and who is in lawful possession of such Confidential Information as evidenced by the Receiving Party in writing;

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(f)	Confidential Information received from the Disclosing Party, its Affiliates or sub-licensees, which, as can be demonstrated by documentary proof, has been independently developed by employees, agents, consultants or other representatives of the Receiving Party without the use of Confidential Information received from the Disclosing Party.

Specific Confidential Information shall not become exempt from the obligations according to Article 4.2, merely because it is embraced by general information within any of the exceptions according to Article 4.3 (a) – (e) above. Combinations of parts of Confidential Information are not exempt from the obligations according to Article 4.2, if any of the exceptions of Article 4.3 (a) – (e) above applies only to such parts but not to their combination.

4.4	Notwithstanding any other provisions of this Article 4 and Article 1.5:

4.4.1	all of the Disclosing Party’s Confidential Information may be disclosed by the Receiving Party: (i) to any regulatory authority to secure regulatory approvals; or (ii) if the Receiving Party is required by applicable laws to disclose such Confidential Information, and is not otherwise subject to a protective order. In the case of (ii), the Receiving Party agrees to notify the other Party immediately and to use its reasonable efforts to prevent the dissemination of the Confidential Information other than as strictly required by applicable laws. The Receiving Party shall use its reasonable efforts, at the request of the Disclosing Party, to obtain confidential treatment of such Confidential Information by the governmental authority or Third Party to whom the Confidential Information is disclosed at the Receiving Party’s costs; and

4.4.2	a Party may disclose the existence and terms of this Agreement to the extent required to be disclosed, as reasonably determined by the disclosing Party, by applicable law, or by order or other ruling of a competent court; and

4.4.3	upon prior written notice and acceptance by the other Party, which shall not be unreasonably or untimely withheld, a Party hereto may disclose the existence and terms of this Agreement to possible investors, acquirers and merging partners of such Party under respective confidentiality obligations. Prior to any disclosure of the other Party’s Confidential Information, a draft of the proposed disclosure (including marked redactions of such Confidential Information) shall be provided to the other Party for consent. This said, without its attachments, in particular the Project Plan, and further excluding or blackening any Confidential Information of the other Party, this Agreement, may be disclosed under respective confidentiality agreements without the prior consent of the other Party.

4.5	This Article 4 shall survive the expiry or termination of this Agreement.

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5	Representations and warranties

5.1	OrthoCyte warrants, that OrthoCyte is the owner or licensee of the Intellectual Property Rights listed in Attachment 1 and that they exist and are active as of the Effective Date. OrthoCyte is entitled to grant the license under the Intellectual Property Rights as granted in this Agreement.

5.2	OrthoCyte has no knowledge that the development, manufacture or sell of Product in the Field of Use does infringe intellectual property rights of Third Parties. Should OrthoCyte gain knowledge of any facts, it will inform Heraeus immediately.

5.3	No Party makes any representations or warranties, either express or implied, with respect to the Product, in particular, does not make any representations concerning the usability or the merchantability of the Product. Both Parties expressly exclude all express and implied warranties with respect to utility, applicability, safety, harmlessness to health or the fitness of the Product for any purpose.

5.4	No Party makes any representations or warranties that the use of the Product will not infringe any patent or other proprietary rights of any Third Party and both Parties expressly disclaim any liability thereto.

5.5	Except in the event of gross negligence, breach, fraud or willful misconduct, neither Party shall be held liable for any, indirect, special consequential or incidental damages, such as, but not limited to, damage or loss of property or equipment, loss of profits or revenue, cost of capital or lost opportunities.

5.6	Heraeus shall at all times during the term of this Agreement and thereafter indemnify, defend and hold harmless and its Affiliates, members of the executive board, officers, agents and employees from any claims and expenses, including legal expenses and attorneys’ fees, arising out of the death of or injury to any person or persons or out of any damage to property and against any other claim, proceeding, demand, expense, liability, loss, or damage of any kind whatsoever arising out of the development, manufacture, use, handling, storing or sale of the Product in the Field of Use.

The like, OrthoCyte shall at all times during the term of this Agreement and thereafter indemnify, defend and hold harmless and its Affiliates, members of the executive board, officers, agents and employees from any claims and expenses, including legal expenses and attorney’s fees, arising out of the death of or injury to any person or persons or out of any damage to property and against any other claim, proceeding, demand, expense, liability, loss, or damage of any kind whatsoever arising out of the development, manufacture, use, handling, storing or sale of the Product in other fields than the Field of Use.

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Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission. Confidential portions are marked [**].

6.	Rights to Background Rights

6.1	The Parties acknowledge that any Background Right of a Party used for the performance of this Agreement remains the property of the said Party introducing the same, except the Parties have agreed otherwise in writing. Nothing in this Agreement shall be interpreted as an obligation on a Party or an Affiliate thereof to give access to or grant a licence under its Background Rights, except as agreed herein otherwise in writing.

7.	Term and Termination

7.1	This Agreement shall come into force on the Effective Date and shall, unless terminated prior in accordance with this Article below, remain in force until the last patent in a particular country, for which Heraeus has claimed a license under this Agreement, expires. After such expiration Heraeus shall have the right to further benefit from the license granted under this Agreement without paying any further royalties or other compensations towards OrthoCyte. Upon termination, not expiry, of this Agreement all sub-license agreements shall expire immediately.

7.2	Early termination before the expiry date of the last patent covered shall only be possible under the following conditions:

7.2.1	Early termination shall be available to Heraeus, at Heraeus’s sole discretion, upon [**] months prior written notice.

7.2.2	Early termination shall be available to either Party for cause. Notably, but not exclusively, a Party shall be entitled to terminate this Agreement for cause by giving written notice of such termination if:

(i)	the other Party shall be in default of any of its material obligations under this Agreement and shall fail to remedy such default within [**] days after receipt of written notice thereof, or

(ii)	the other Party challenges the validity of the Intellectual Property of the other Party regarding the licensed Intellectual Property Rights or supports Third Parties in such challenge.

(iii)	an event of insolvency or bankruptcy occurs in relation to the other Party.

7.3	This Agreement shall terminate if the R&D Agreement is terminated prior to Product Launch.

7.4	Any royalties or payments paid or due prior to the date of effective termination shall not be refundable.

12

7.5	The termination of this Agreement does not affect any rights or obligations of either Party which have arisen or accrued up to and including the date of termination.

8.	Miscellaneous

8.1	Force Majeure

Neither Party shall be liable for failures of or delays in performing this Agreement, and neither Party shall be deemed in breach of its obligations, if such failure or delay is due to natural disasters or any causes beyond the reasonable control of the Parties, including any act of God, any civil commotion, strike or other industrial dispute ("Force Majeure"). In the event of such Force Majeure, the Party affected hereby shall (i) promptly notify the other Party in writing and (ii) use reasonable efforts to cure or overcome the same and resume performance of its obligations hereunder.

8.2	Notices

Any notice to be given under this Agreement must be in writing. All notices required or permitted to be given by this Agreement shall be made by prepaid certified mail or international courier (e.g. FedEx, UPS, DHL etc.), or by facsimile transmission, or other electronic means of communication (such electronic means shall be deemed received with confirmed transmission or when delivery confirmed otherwise) to the addresses set out below:

For OrthoCyte:

OrthoCyte
1301 Harbor Bay Parkway,
Alameda, CA 94502 USA
E-mail: fbinette@biotimemail.com

For Heraeus:
Heraeus Medical GmbH
Dr. André Kobelt
Philipp-Reisstr. 7/13
61273 Wehrheim

E-mail: andre.kobelt@heraeus.com

Another copy shall be sent to the legal department in Hanau:

Heraeus Holding GmbH
Abteilung Wirtschaftsrecht
Heraeusstraße 12 – 14,
63450 Hanau

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8.3	Assignment and successors

This Agreement and rights hereunder shall not be assigned or transferred, directly or indirectly, in whole or in part by the Parties without the prior written consent of the other Party. However, should OrthoCyte intend to assign this Agreement to another entity, which acquires all or substantially all of the business or assets of OrthoCyte to which this Agreement pertains, whether by merger, reorganization, acquisition, sale or otherwise, provided that such successor or assignee shall agree in writing to be bound by the terms and conditions of this Agreement prior to assignment, Heraeus agrees to not unduly withhold its consent. In case of such assignment to a Third Party, OrthoCyte shall continue to be bound by the confidentiality obligations stipulated in Section 4.

8.4	Severability

Invalid provisions of this Agreement shall not in any way affect the validity and enforceability of the remaining provisions. The Parties agree to undertake to replace the invalid and enforceable provisions by new provisions, which will approximate as closely as possible the result intended by the Parties. The same shall apply in the case of an omission.

8.5	Amendment

This Agreement may be amended, modified, superseded or cancelled, and any of the terms may be waived, including this Section 9.5, only by mutual written agreement by the Parties. The written form requirement may not be amended.

9.6	Governing law and Jurisdiction; Interpretation

This Agreement shall be governed by and interpreted with the laws (other than the conflict of laws rules) of the State of New York, USA. The exclusive place of jurisdiction for any dispute, claim or proceeding between the Parties arising out or in connection with this Agreement shall be the United States District Court for the Southern District of New York or, only if there is no federal subject matter jurisdiction, in any state court of New York sitting in the City and County of New York, and each party hereby submits to the exclusive personal jurisdiction of the foregoing courts. This Agreement shall be interpreted using the English language, and any differences in interpretation of the Agreement that results from translation of the Agreement using a language other than the English language shall have no effect on the interpretation of the Agreement.

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This Agreement is made in 2 (two) original copies, one for OrthoCyte and one for Heraeus.

Signatures:

For OrthoCyte

Signature
Date:

For Heraeus Medical GmbH

Signature:	Signature:
Name:	Name:
Title:	Title:
Date:	Date:

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Exhibit C

OrthoCyte Patent Rights

	TITLE	COUNTRY	APPLICATION NUMBER	FILING DATE	PATENT NUMBER	ISSUE DATE	STATUS
BIOT-013	Methods to Accelerate the Isolation of Novel Cell Strains from Pluripotent Stem Cells and Cells Obtained Thereby	US	12/504,630	Jul 16, 2009			Pending
BIOT-024	Methods and Compositions For In Vitro and In Vivo Chondrogenesis	US	13/384,289	Mar 16, 2012	8,685,386	Apr 1, 2014	Issued
BIOT-024AU	Methods and Compositions For In Vitro and In Vivo Chondrogenesis	AU	2010273930	Jul 16, 2010			Pending
BIOT-024CA	Methods and Compositions For In Vitro and In Vivo Chondrogenesis	CA	2,768,376	Jul 16, 2010			Pending
BIOT-024CN	Methods and Compositions For In Vitro and In Vivo Chondrogenesis	CN	201080041322	Jul 16, 2010			Pending
BIOT-024 CON1	Methods and Compositions For In Vitro and In Vivo Chondrogenesis	US	14/172,765	Feb 4, 2014			Pending
BIOT-024EP	Methods and Compositions For In Vitro and In Vivo Chondrogenesis	EP	10800651.1	Jul 16, 2010			Pending
BIOT-024IL	Methods and Compositions For In Vitro and In Vivo Chondrogenesis	IL	217552	Jul 16, 2010			Pending

BIOT-024IN	Methods and Compositions For In Vitro and In Vivo Chondrogenesis	IN	1098/CHENP/2012	Jul 16, 2010			Pending
BIOT-024JP	Methods and Compositions For In Vitro and In Vivo Chondrogenesis	JP	2012-520830	Jul 16, 2010			Pending
BIOT-024JP D	Methods and Compositions For In Vitro and In Vivo Chondrogenesis	JP	2015-158197	Jul 16, 2010			Pending
BIOT-024KR	Methods and Compositions For In Vitro and In Vivo Chondrogenesis	KR	10-2012-7003880	Jul 16, 2010			Pending
BIOT-024SG	Methods and Compositions For In Vitro and In Vivo Chondrogenesis	SG	201200351-3	Jul 16, 2010	177694	Sept 16, 2014	Issued
BIOT-026	Improved Methods of Screening Embryonic Progenitor Cell Lines	US	13/683,241	Nov 21, 2012			Pending
BIOT-026AU	Improved Methods of Screening Embryonic Progenitor Cell Lines	AU	2011258249	May 25, 2011	2011258249	Sept 25, 2014	Issued

BIOT-026CA	Improved Methods of Screening Embryonic Progenitor Cell Lines	CA	2,800,616	May 25, 2011			Pending
BIOT-029SG2	Progenitor Cells and Methods and Uses Related Thereto	SG	200306634.7	Aug 9, 2001	100479	May 31, 2005	Issued
BIOT-030	Methods of Modifying Transcriptional Regulatory Networks in Stem Cells	US	13/279,123	Oct 21, 2011			Pending
BIOT-030AU	Methods of Modifying Transcriptional Regulatory Networks in Stem Cells	AU	2011316830	Oct 21, 2011			Pending
BIOT-030CA	Methods of Modifying Transcriptional Regulatory Networks in Stem Cells	CA	2,814,860	Oct 21, 2011			Pending
BIOT-030EP	Methods of Modifying Transcriptional Regulatory Networks in Stem Cells	EP	11835259.0	Oct 21, 2011			Pending
BIOT-030IN	Methods of Modifying Transcriptional Regulatory Networks in Stem Cells	IN	2198/CHENP/2013	Oct 21, 2011			Pending
BIOT-033	Novel Methods and Formulations for Orthopedic Cell Therapy	US	14/131,429	Jan 7, 2014			Pending
BIOT-034	Compositions and Methods Relating to Clonal Progenitor Cell Lines	US	14/238,160	Apr 29, 2014			Pending

BIOT-062	Differentiated Progeny of Clonal Progenitor Cell Lines	US	14/048,910	Oct 8, 2013	Pending
BIOT-062AU	Differentiated Progeny of Clonal Progenitor Cell Lines	AU	2013237760	Oct 8, 2013	Pending
BIOT-062EP	Differentiated Progeny of Clonal Progenitor Cell Lines	EP	13187756.5	Oct 8, 2013	Pending
BIOT-064	Thiolated Hyaluronan-Based Hydrogels Cross-Linked Using Oxidized Glutathione	US	14/275,795	May 12, 2014	Pending
BIOT-071	Hydrogel Sponges and Methods of Making and Using the Same	US	14/820,497	Aug 6, 2015	Pending
BIOT-072PRV	Osteogenic Graft Forming Unit	US	62/172,808	Jun 9, 2015	Pending

Exhibit D:        Heraeus Patent Rights

[Intentionally Omitted]

Exhibit E
Final Report

Upon completion of each defined phase of the workplan, OrthoCyte shall provide Heraeus with a written report summarising the outcome of each phase of the Workplan and the Results received.  The reports shall set out in a comprehensive way the work carried out by OrthoCyte. They shall comprise the details of the Results obtained and any raw data from which an independent expert can derive the same Results as provided by OrthoCyte in the report. They will be signed and dated by the lead investigator from OrthoCyte and Francois Binette.

The Results of the works need to be scientifically valid on an objective basis and reproducible by third parties that have the same expertise and experience as the personnel of OrthoCyte that are conducting the Project. In particular, the Results need to be substantiated by state of the art statistical methods.

Heraeus shall review the report for each defined phase of the workplan and provide its comments within two (2) weeks of receiving the report, which OrthoCyte shall incorporate so long as the comments relate to a deficiency of the report in relation to works or scientific standards, provided that OrthoCyte shall not be required to update the report such that it is inconsistent with the Results obtained by OrthoCyte. Heraeus will declare the acceptance of the report in writing if it is in accordance with the requirements, which acceptance shall in absence of any express declaration of non-acceptance/rejection by Heraeus be deemed to be effective no later than one month after OrthoCyte submits the report (“phase completion”).

Upon completion of the final phase of the Project, OrthoCyte shall provide Heraeus with a written final report summarising the outcome of the works and Project and the Results received. The requirements defined above shall also apply to the final report, which will be accepted by Heraeus if conforming to the requirements set forth in this Agreement which acceptance shall in absence of any express declaration of non-acceptance/rejection by Heraeus be deemed to be effective no later than one (1) month after OrthoCyte submits the final report (“Project Completion”).

Exhibit F
Patent Rights of University of Utah

University of Utah Patent Rights
	TITLE	COUNTRY	APPLICATION NUMBER	FILING DATE	PATENT NUMBER	ISSUE DATE	STATUS
U-3405	Crosslinked Compounds and Methods of Making and Using Thereof	US	12/234,445	Sep 19, 2008	8,859,523	Oct 14, 2014	Issued
U-3405	Crosslinked Compounds and Methods of Making and Using Thereof	US	12/244,135	Oct 2, 2008	7,928,069	Apr 19, 2011	Issued
U-3405	Crosslinked Compounds and Methods of Making and Using Thereof	CA	2,489,712	May 15, 2003			Pending
U-3405	Crosslinked Compounds and Methods of Making and Using Thereof	CH	03799796.2	May 15, 2003	1539799	Nov 14, 2013	Issued
U-3405	Crosslinked Compounds and Methods of Making and Using Thereof	DE	03799796.2	May 15, 2003	1539799	Nov 14, 2013	Issued
U-3405	Crosslinked Compounds and Methods of Making and Using Thereof	FR	03799796.2	May 15, 2003	1539799	Nov 14, 2013	Issued
U-3405	Crosslinked Compounds and Methods of Making and Using Thereof	GB	03799796.2	May 15, 2003	1539799	Nov 14, 2013	Issued
U-3405	Crosslinked Compounds and Methods of Making and Using Thereof	IE	03799796.2	May 15, 2003	1539799	Nov 14, 2013	Issued
U-3405	Crosslinked Compounds and Methods of Making and Using Thereof	IT	03799796.2	May 15, 2003	1539799	Nov 14, 2013	Issued
U-3405	Crosslinked Compounds and Methods of Making and Using Thereof	LX	03799796.2	May 15, 2003	1539799	Nov 14, 2013	Issued
U-3405	Crosslinked Compounds and Methods of Making and Using Thereof	MN	03799796.2	May 15, 2003	1539799	Nov 14, 2013	Issued
U-3656	Modified Macromolecules and Associated Methods of Synthesis and Use	US	10/581,571	Jul 13, 2007	7,981,871	Jul 19, 2011	Issued
U-3656	Modified Macromolecules and Associated Methods of Synthesis and Use	US	13/184,401	Jul 15, 2011	8,691,793	Apr 08, 2014	Issued
U-3656	Modified Macromolecules and Associated Methods of Synthesis and Use	CA	2,549,295	Dec 06, 2004			Pending
U-3656	Modified Macromolecules and Associated Methods of Synthesis and Use	EP	04813101.5	Dec 06, 2004			Pending
U-3362	Anti-adhesion Compositions and Methods of Use Thereof	US	10/556,693	Dec 03, 2008	8,324,184	Dec 04, 2012	Issued
U-3362	Anti-adhesion Compositions and Methods of Use Thereof	EP	04775992.3	May 13, 2004			Pending